Exhibit 99.1

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Second Quarter Financial Results

AATK Targeting Second Consecutive Record Sales Year

Three month record sales up 47.6%, Six month record sales up 12.7% over prior periods

Keystone Heights, FL – August 3, 2004 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today is pleased to report unaudited financial results for the three and six months ended June 30, 2004. Total sales for the three months ended June 30, 2004 were a record - breaking all - time high of $1,754,514, an increase of 47.6% over the sales of $ 1,188,347 in the second quarter of 2003. Total sales for the six months ended June 30, 2004 were a record - breaking six month high of $3,031,484, an increase of 12.7% over the sales of $2,689,745 for the six months ended June 30, 2003.

For the three months ended June 30, 2004, we generated a net loss of $200,290 or ($0.03) per share, which was a $361,604 decrease (or 64.4%) in net loss from the net loss of $561,894 or ($0.09) per share over the comparative three - month period in 2003. For the six months ended June 30, 2004, we generated a net loss of $493,805 or ($0.08) per share, which was a $175,318 decrease (or 26.2%) in net loss from the net loss of $669,123 or ($0.11) per share over the comparative six - month period in 2003.

The following were the most notable factors in the three and six month period ending June 30, 2004: overall sales increased, margins improved, and compensation decreased. These positive factors were somewhat offset by higher legal expenses. Most of the higher legal expenses related to the settlement of two non-material legal matters in the second quarter of 2004. It was management’s decision that it was in the best interest of the Company to settle these matters rather than to continue further time consuming and expensive litigation.

In announcing the financial results Joe McGuire, Chief Financial Officer of American Access Technologies, Inc. stated, “Our 6-month 2004 sales of approximately $3,031,000 put us on a sales pace ahead of the prior 6 years. We continue to pursue our goal of profitability and hope to mark 2004 as the best year in our history. Looking ahead to the second half of 2004, while economic conditions remain uncertain, we have a number of initiatives in place to help drive future sales growth. Based on sales through July 2004, we continue to remain on track for a second consecutive historic sales year. Our strategic plan continues to focus our efforts to increase our revenues, control our expenses, continue our march to profitability and increase shareholders’ value.

“We continue to believe that our zone cabling and wireless products have just entered the early stages of the growth phase of the product life cycle. We believe that the publication by Telecommunications Industry Association in February 2004 of standards for zone cabling represents the end of the introductory phase and will be an important catalyst to achieve growth. With the TIA publication, there can be no further doubt that zone cabling has arrived and is accepted in the market. In the second quarter of 2004, our zone and wireless division sales increased 60% over the same quarter a year ago. We further believe that our strategic relationship with Chatsworth Products Inc. for the marketing and sales of zone cabling products will facilitate exposure of these products to decision makers as well as improve the availability of customer service and technical assistance to respond to expanding interest in the products during the growth phase. This trend has been observed in the second quarter’s sales results. Nevertheless, we recognize that our zone cabling and wireless products are usually incorporated into a larger project which is beyond our ability to control. Therefore, we are subject to the general economic trends which govern the pace of such projects.”

For further detailed information, please read the Company’s Quarterly Report (10Q-SB) which will be filed with the Securities and Exchange Commission this week.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s future operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.